Exhibit 10.6

Application for confidential treatment for a portion of this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  This document omits the information subject to the confidentiality request.  Omissions are designated by the symbol “**”.  A complete version of this document has been filed separately with the Securities and Exchange Commission.

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is dated as of April 30, 2008 (the “Effective Date”), by and between Heeling Sports Limited, a Texas limited partnership (the “Company”), Trotwood Import/Export (the “Distributor”), Trotwood Investments Ltd., a Monaco company and the sole owner of the Distributor (“Shareholder”)  and David Stanley and Margarete Stanley, the sole owners of the  Shareholder (the “Owners”).  The Company, Distributor, Shareholder  and Owners are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company and the Distributor entered into that certain International Distributor Agreement, dated as of February 21, 2007 (the “Distributor Agreement”); and

WHEREAS, the Parties desire to terminate the Distributor Agreement and to evidence their agreement to certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Defined Terms.  Capitalized terms used but not defined herein and defined in the Distributor Agreement shall have the meanings ascribed to such terms in the Distributor Agreement.

2.                                       Termination.

(a)                                  Subject to Section 2(b), the Distributor Agreement shall terminate in all respects on the Effective Date and thereafter have no further force and effect.

(b)                                 Notwithstanding Section 2(a):

(i)                                     the Parties agree that the covenants and obligations set forth in Sections 3(f), 3(m), 3(n), 3(p), 3(s), 3(t), 3(u), 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of the Distributor Agreement shall survive the termination of the Distributor Agreement; and

(ii)                                  Distributor shall provide the Company with Distributor’s current and prospective customer lists that would be useful to the Company in developing the Heelys brand and distribution business in the Territory.  It is expressly understood that the Company has declined to purchase the Distributor as part of this Agreement and that Company consequently relinquishes all immaterial assets and goodwill belonging to Distributor.

(c)                                  On the Effective Date, the Company shall pay Distributor (or at Distributors election the Shareholder or the Owner) ** by bank transfer to the account of designated by the Distributor.

3.                                       Product/Inventory Re-Purchase and Payment.  Upon execution hereof, the Company shall purchase from Distributor, and Distributor shall sell, assign, transfer, convey, and make available  to the Company, free and clear of any and all liens, claims and encumbrances, all of Distributor’s unsold Heelys Products, including those which may be in transit at the “Effective Date” at Distributor’s “Landed Cost” (which means the Distributor’s purchase price plus Distributor’s costs of transport and handling from the Company’s factory to Distributor’s normal warehouse including all taxes and customs duties where applicable) and the order books ( relating to sales of Heelys products) and other incidental assets of Distributor related to the distribution operations, all as described on Exhibit A attached hereto (collectively, the “Purchase Items”).  The Company shall not assume any liabilities of Distributor and Distributor shall indemnify, defend and hold Company harmless from and against any such liabilities.

(a)                                  The Company shall pay Distributor in full by May 16, 2008.  Payment shall be by means of a check or a wire transfer of immediately available funds to a bank account of Distributor, specified in writing to the Company.  The Parties agree that the Company shall acquire:  (i) the unsold Products at their landed costs as set forth on Exhibit A; (ii) Distributor’s order book at the value on Distributor’s books as of the Effective Date and as set forth on Exhibit A; and (3) other incidental assets related to the distribution operations as set forth on Exhibit A.

(b)                                 The Company shall collect from the Distributor  the Purchase Items to the Company on or before May 16, 2008. Any orders from the factory in transit as of this date shall be made available to the Company on receipt by the Distributor.

4.                                       Re-Purchase of Distributor’s Unshipped Orders.   Unshipped orders on Distributor’s order book as of the Effective Date (the “Unshipped Orders”) as set forth in Exhibit B shall where possible be novated to an affiliate of the Company designated in writing by the Company.  The Company shall pay, or cause one of its affiliates to pay, Distributor the net wholesale margin on the Unshipped Orders within ten (10) days following the receipt of the original payment for the Unshipped Orders.  Net wholesale margin being calculated as the sales price as noted in the contract/order by the client exclusive of tax less the Landed Cost of goods (and if any such costs are in US Dollars, they will converted to Euro at a rate of US$1.56 to €1.00).

In the event that a customer does not wish or agree to the novation of their order then the Company will supply the Distributor with the goods in a timely fashion to meet the order and permit the Distributor to supply and invoice the customer in order to fulfill the order.

In the event that a novated order is subsequently cancelled or partly cancelled by a customer as a result of the Company or its affiliate not complying with the customer’s “General Terms and

Conditions of sale and delivery” and the pre agreed commercial order conditions between the customer and the Distributor (all of which have been previously delivered by Distributor to Company), then the Company shall pay the Distributor in full the net wholesale margin as defined above on the unfulfilled part of the order. In this event the net wholesale margin will be paid within 30 days of the cancellation.

Distributor shall be responsible for the payment of all commissions, bonuses and any other amounts payable to or to be paid to the Distributor’s sales agents or any other person or entity relating directly or indirectly to Unshipped Orders and the sales contemplated in this Section 4.  Distributor will indemnify, defend and hold the Company harmless from and against any such commissions, bonuses and all other amounts payable or to be paid and any liability arising therefrom.

5.                                       Contingent Compensation.

(a)                                  Subject to the limitations set forth in Section 5(b), the Company shall pay Distributor (or at Distributor’s election, Shareholder or the Owners) ** per Net Pair Sold (“Contingent Compensation”).  “Net Pair Sold” means the gross sales of pairs of Heelys-branded footwear by the Company or its affiliates (but not any Product sold by the Distributor) in France, Monaco and Andorra less the aggregate of all pairs of Heelys-branded footwear returned.  Contingent Compensation shall be paid within thirty (30) days following each month-end commencing with the first month following the Effective Date.  The Company will provide Distributor a list of Products sold in France, Monaco and Andorra by model during the previous month.  The Company warrants that it shall not change or entice customers to change the place of delivery of goods to outside the Territory to avoid paying the Contingent Compensation.

(b)                                 The Company’s obligation to pay Distributor Contingent Compensation shall terminate upon the earlier of (i) the third anniversary from the Effective Date or (ii) when Distributor has been paid ** of Contingent Compensation.

6.                                       Covenant Not to Compete.  During the Restriction Period (defined below), Owners and Distributor:  (a) shall not directly or indirectly engage in any manner (including, without limitation, as a principal, owner, agent, associate, consultant, employee, investor, equity holder, lender, partner or board member) in a Competing Business (as defined below) anywhere in the Territory (as defined below); and (b) shall not enter into any employment, consulting, advisory, lending or other business relationship with any person, firm, entity, company or business organization that is engaged in a Competing Business anywhere in the Territory.  Notwithstanding the foregoing sentence, Owners and Distributor shall not be restricted from directly or indirectly owning or acquiring an equity interest of less than five percent (5%) of a publicly-traded entity.

(a)                                  Compensation.  This covenant not to compete is for the benefit of the Company and its affiliates.  In consideration thereof, the Company shall pay Distributor (or at Distributor’s election, Shareholder or Owners) ** on each the first and second anniversary of the Effective Date.  Distributor, Shareholder and Owners acknowledge and agree that they have received additional consideration in support of the covenants contained in this Section 6 pursuant to a consulting agreement between the Company or its affiliates and Mrs. Stanley or her respective affiliates.

(b)                                 Definitions of Territory, Competing Business and Restriction Period.

(i)                                     “Territory” means France, Monaco and Andorra.

(ii)                                  “Competing Business” means using, importing, distributing, selling, or manufacturing any product that is identical or similar to the Heelys Products that could be viewed as competitive with any of the Heelys Products.

(iii)                               “Restriction Period” means the period extending through the second anniversary following the date the last payment is received by Distributor or Owners pursuant to this Agreement.

(c)                                  Injunctive Relief.  It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Distributor, Shareholder or Owners of any of said covenants and that any such breach by Distributor, Shareholder  or Owners will cause the Company great and irreparable injury and damage.  Accordingly, Distributor, Shareholder  and Owners agree that the Company shall be entitled, without waiving any additional rights or remedies otherwise available to the Company at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Distributor, Shareholder or Owners of any of said covenants.

7.                                       Indemnification.  Distributor, Shareholder and Owners hereby agree to jointly and severally indemnify and hold harmless the Company and its current and former parent, subsidiary and affiliated entities, their successors and assigns, and the current and former owners, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, representatives and insurers (collectively, the “Company Parties”) from and against any and all claims, actions liabilities, losses, damages and expenses, including reasonable attorneys’ fees and such fees on appeal, incurred by any of them in investigating and/or defending against any claims, actions or liabilities for which indemnification is provided in the Distributor Agreement, arising out of or in connection with:  (a) the sale, license, servicing and related activities pursuant to the Distributor Agreement with respect to the Heelys Products by Distributor; (b) the failure of Distributor to comply with any laws, rules and/or regulations; (c) Distributor’s attachment to the products of any trade name, trademark or log that is challenged as an infringement of the proprietary rights of any third party; (d) any warranties granted under the laws of the Territory in excess of those warranties contained in Sections 3 and 11 of the Distributor Agreement; or (e) the failure of Distributor to comply with each and every term of the Distributor Agreement.  Shareholder, Owners and Distributor hereby release all Company Parties from any duty, obligation or requirement to make any indemnity payments to Shareholder and/or Owners and/or Distributor and/or any of Distributor’s sales agents.  Distributor agrees to pay any and all such indemnity payments and shall hold the Company Parties harmless from and against same.  Distributor shall be responsible for paying any and all taxes in the Territory relating directly or indirectly to this Agreement or the performance hereof.

Distributor shall give written notice to the Company within ten (10) days of learning of any such claim, action or liability for which indemnification is provided in the Distributor Agreement.  Distributor agrees that any Company Party may employ an attorney of its own selection to defend and/or appeal the claim or action on behalf of such Company Party, at the expense of Distributor.  Distributor further agrees that such Company Party may elect to allow Distributor, at Distributor’s expense, to employ an attorney reasonably satisfactory to such Company Party to defend the indemnified party; provided, however, that such Company Party reserves the right reasonably to disapprove of any such attorney.

8.                                       Release by Distributor, Shareholder and Owners.  Distributor, Shareholder and Owners hereby fully, unconditionally and irrevocably release and discharge the Company Parties from any and all actions, causes of action, suits, debts, liens, contracts, injuries, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including, but not limited to, court costs and attorneys’ fees) of any and all kinds, whether known or unknown, suspected or unsuspected, fixed or contingent, in law or in equity, which Distributor, Shareholder or Owners have, own, hold, or claim to have, own, or hold, or at any time heretofore had, owned, held, or claimed to have, own, or hold, against any Company Party, in any way arising with respect to periods and events up to and including the Effective Date.

9.                                       Waiver of Legal Rights.  Distributor, Shareholder and Owners acknowledge and agree that the waivers and releases set forth in this Agreement are in exchange for valuable consideration which Distributor, Shareholder and Owners would not otherwise be entitled to receive.  In entering into this Agreement, Distributor, Shareholder  and Owners expressly waive any and all rights either of them have under any laws, rules, statutes or any common law principle of similar effect that provides that their respective waivers and releases do not extend to claims that Distributor and /or Shareholder and/or Owners do not know or suspect to exist in their favor at the time of execution and delivery of this Agreement, which if known by Distributor and/or Shareholder and/or Owners would have materially affected their decision to execute and deliver this Agreement.  The consequences of the foregoing waiver have been explained by legal counsel to Distributor, Shareholder and Owners.  Each of Parties acknowledge that it may hereafter discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released pursuant to this Agreement, and all Parties that this Agreement and the provisions contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

10.                                 Protection of Confidential Information.  Distributor, Shareholder and Owners acknowledge and agree that they have had access to certain confidential information and trade secrets (“Trade Secrets”) of the Company pursuant to the Distributor Agreement.  Distributor, Shareholder  and Owners agree not to disclose to any party or use any of the Trade Secrets for any purpose and to keep the Trade Secrets confidential.

11.                                 Confidentiality Covenant and Litigation Assistance.

(a)                                              Distributor, Shareholder and Owners hereby agree to keep confidential and not divulge, disseminate, deliver, publish, describe or communicate the terms and conditions of this

Agreement or any part hereof, specifically or in general, in qualitative or descriptive terms, to any other person, except to their attorneys and accountants, without the prior written consent of the Company, unless ordered by a court or governmental authority, provided that reasonable written notice is given to the Company prior to any such disclosure compelled by court order or governmental authority.  Shareholder, Distributor and Owners understand that disclosure of any portion of this Agreement will constitute a breach of its terms and will entitle the Company to  injunctive relief and damages.

(b)                                             For a period of three (3) years after the Effective Date, Distributor and Owners shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation or administrative proceeding in which the Company or any of its subsidiaries or affiliates is, or may become, a party in the Territory or involving any issues or events connected to the Territory.  The Company shall reimburse the Distributor, Shareholder and Owners for all reasonable out-of-pocket expenses incurred by the Distributor, Shareholder and Owners in rendering such assistance and, after the first anniversary of the Effective Date, for assistance that is pre-approved by Company in writing a rate of €125 per hour for each hour Distributor, Shareholder and Owner render assistance.  The provisions of this Paragraph 11(b) shall continue in effect notwithstanding expiration or termination of this Agreement for any reason, and Distributor, Shareholder and Owners agree to keep all such information regarding any such litigation or administrative proceeding as strictly confidential.

12.                                 Governing Law and Language.  This Agreement shall be governed by, and construed in accordance with, the laws of the U.S. and the state of Texas (without regard to conflicts of laws principles), including the Uniform Commercial Code as enacted in the state of Texas.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement (or the rights or obligations of the Parties) and is disclaimed.  The governing language of this Agreement shall be English as spoken in the U.S., which shall control the interpretation of this Agreement in the event this Agreement is translated into a language other than English as spoken in the U.S.

13.                                 Submission to Jurisdiction.  By its signature to this Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in Dallas County, State of Texas as to any disputes between the Parties and/or this Agreement.  Each of the Parties hereto agrees that any judgment (i) rendered either by a court of competent jurisdiction in accordance with this Agreement; and (ii) entered in any court of record of the United States, in Dallas, Texas may be executed against the assets of such party in any jurisdiction or country.  By its signature to this Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of any of the state or federal courts in Dallas County, State of Texas in any legal action or proceeding relating to such execution.

14.                                 Waiver of Immunity and Inconvenient Forum.  Each Party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in Dallas County, State of Texas, arising out of this Agreement.  The Parties each represent that its obligations hereunder are commercial activities.  Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement being brought in the federal or state courts of competent jurisdiction located in Dallas County, State of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.                                 Legal Construction.  Regardless of which Party may have drafted this Agreement, or any portion thereof, no rule of strict construction shall be applied against either Party.  Except as expressly provided in this Agreement, all rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.  In the interpretation of this Agreement, except where the context otherwise requires, “including” or “include” does not denote or imply any limitation; “or” has the inclusive meaning “and/or”; “and/or” means “or” and is used for emphasis only; the singular includes the plural, and vice versa, and each gender includes each of the others; captions or headings are only for reference and are not to be considered in interpreting the Agreement; “Section” refers to a Section of this Agreement, unless otherwise stated in this Agreement; and all times set forth herein are deemed to be the time in Dallas, Texas.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Parties request the court to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section.

16.                                 Waiver.  Any waiver by any Party of any provision of this Agreement must be in writing from the waiving Party and shall not imply a subsequent waiver of the same provision or any other provision.

17.                                 Expenses.  Each Party shall pay its own expenses, including, but not limited to, travel, administration, compensation of employees, the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

18.                                 Expenses for Enforcement.  In the event either Party is required to employ an attorney to enforce the provisions of this Agreement or is required to commence legal proceedings to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover from the other Party reasonable attorney’s fees and court costs incurred in connection with such enforcement, including collection agency fees, attorney litigation fees, suit fees, and costs of investigation and litigation.

19.                                 Entire Agreement.  This Agreement and the Exhibit(s) to this Agreement embody the entire agreement of the Parties in relation to the subject matter in this Agreement, supersedes all prior understandings or agreements with respect to the subject matter in this Agreement, and there is no other oral or written agreement or understanding between the Parties at the time of execution under this Agreement.  Further, this Agreement cannot be modified except by the written agreement of all Parties.

20.                                 Headings.  The section and subsection headings contained in this Agreement are included for convenience only, and shall not limit or otherwise affect the terms hereof.

21.                                 Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed to the recipient at the address below indicated:

To the Company:

Heeling Sports Limited

3200 Belmeade Drive, Suite 100

Carrollton, Texas  75006
Attention:  John O’Neil

Telecopy:  (214) 390-1661

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas  75201-4761
Attention:  Robert J. Ward, Esq.
Telecopy:  (214) 999-3266

To Distributor Shareholder or Owners:

c/o Trotwood Import/Export
38 Boulevard des Moulins
Monaco, MC 98000
Attn:  David or Margarete Stanley
Telecopy:  (377) 97 70 68 31

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.  Any notice under this Agreement shall be deemed given if delivered in writing to the intended recipient in person, transmitted by mail (and will be deemed given one week after the date transmitted), or by recognized international delivery service to the intended recipient at the address set forth in this Section or such other address as such intended recipient may give notice from time to time or by fax to the fax number set forth in this Section (with a confirmation copy simultaneously mailed and will be deemed given when transmitted).

22.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute a single agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

HEELING SPORTS LIMITED

By:	Heeling Management Corporation
Its sole general partner

By:	/s/ John O’Neil
Name:	John O’Neil
Title:	Vice President

TROTWOOD IMPORT/EXPORT

By:	/s/	David P. Stanley
Name:		David P. Stanley
Title:		Gerant

TROTWOOD INVESTMENTS LTD

By:	/s/	David P. Stanley
Name:		David P. Stanley
Title:	Director

DAVID STANLEY

/s/ David P. Stanley

MARGARETE STANLEY

/s/ Margarete Stanley

EXHIBIT A

PURCHASE ITEMS

All patents, trademarks, service marks, trade names, copyrights, designs, “doing business as” names, Internet domain names and other intellectual property rights being used and/or registered by Distributor and relating to “Heeling,” “Heelys” or the Products.

Inventory (attached physical inventory list)	€	**
Internet Domain Registration	€	**
Internet Web site	€	**
Translated & dubbed “How to Heel Video”	€	**
Approved Heelys TV advert for French Television	€	**
TV & DVD player at customer premises	€	**
DVD’s in French	€	**

See attached for other Purchase Items.

1

Exhibit B

PURCHASED ORDER BOOK

Customer Name	Quantity	Unit Sales Price	Order Value
		€	€
**	**	**	**

2